Exhibit 99.01

Energy Telecom U.S. Utility Patent Number 8,588,448 to be Issued November 19, 2013.

November 1, 2013

ST. AUGUSTINE, Fla., November 1, 2013 (GLOBE NEWSWIRE) — Energy Telecom (OTCBB:ENRG) (“Energy Telecom” or the “Company”) announced that on October 31, 2013, the Company’s Patent Counsel, Malloy & Malloy PA@ Malloy P.L. received notice the Company’s pending Continuation-in-Part U.S. Utility Patent Application was allowed, and will be issued as U.S. Patent 8,588,448 on November 19, 2013 by the United States Patent Office.

This issued Continuation-in-Part Patent continues to add value to Energy’s Utility Patent 8,243,973, with claims including eyewear with wireless earpieces, methods to secure the earpieces to the eyewear’s frame, and for charging the earpieces while stored on the frame. Additionally, this important patent provides for the wireless earpiece(s) to receive audio information from the wearer and the surrounding environment, then send that information to the eyewear’s main processing system for enhancement then futher use.

Tom Rickards, President of Energy Telecom stated, “It is important to our manufacturing and distribution partners in the safety and mobile entertainment markets that we provide broad and continuing patent coverage not only for the current telecommunication eyewear being made, distributed and sold around the world, but for future eyewear models expanding our product’s value for years to come.”

Mr. Rickards continued: “We believe this Continuation-in-Part patent application, filed and secured by our team at Malloy & Malloy, P.L., will help maintain our superior patent portfolio.”

About Energy Telecom:

Energy Telecom is a pioneer and innovator in the field of communication eyewear, and holds U.S. and foreign patents allowing for the manufacture, marketing and distribution of the world’s first hands-free, wireless communication eyewear providing quality sound and noise attenuation. Various models of the eyewear will be worn by those working in bio-hazardous, mining, construction and heavy manufacturing. The eyewear is also worn by those using cellular and smart phones for voice communication, and for listening to high-fidelity streaming stereo.
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Statements contained in this news release, other than those identifying historical facts, constitute ‘forward-looking statements’ within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Safe Harbor provisions as contained in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company’s future expectations, including but not limited to revenues and earnings, technology efficacy, strategies and plans, are subject to safe harbors protection. Actual company results and performance may be materially different from any future results, performance, strategies, plans, or achievements that may be expressed or implied by any such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements.

Tom Rickards

Energy Telecom, Inc.